UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2013

AMARANTUS BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

675 Almanor Ave Sunnydale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 1, 2013 Amarantus BioScience, Inc. (the “Company”) filed a Certificate of Designation with the State of Nevada creating a series of Series C Convertible Preferred Stock consisting of 750,000 shares. On April 2, 2013 the Company filed the Certificate of Designation with the State of Nevada formally creating the previously disclosed series of Series B Convertible Preferred Stock consisting of 2,500,000 shares. A copy of the Series C Certificate of Designation and the Series B Certificate of Designation filed herewith as Exhibit 3.1 and Exhibit 3.2, respectively.

The Series B Convertible Preferred Stock has no anti-dilution provisions, can only be issued to officers, directors and advisors of the Company, and cannot be converted into common stock, transferred, sold or disposed of in any manner for 24 months.

The Series C Convertible Preferred Stock has no anti-dilution provisions, can only be issued to officers and directors of the Company, is convertible into a cumulative total of 750,000 common shares and is automatically convertible into common stock upon listing of the Company’s common stock to a national stock exchange.

Item 8.01 Other Events.

On April 3, 2013, the Company entered into a Settlement Agreement and Release with On Assignment Staffing Services, Inc. (“On Assignment”) pursuant to which the Company will pay On Assignment an aggregate of $45,000 over a period of time and On Assignment will dismiss its lawsuit against the Company currently pending in Santa Clara County, California. The Company is no longer subject to any legal proceedings.

On April 4, 2013, the Company announced that it was adopting a holding company structure with separate business units in order to more effectively develop its various assets and would be changing its name to Amarantus Bioscience Holdings, Inc. Concurrently, the Company has requested a change in its Committee on Uniform Security Identification Procedures (CUSIP) number. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Amarantus Bioscience, Inc. – Series C Convertible Preferred Stock filed April 1, 2013

3.2	Certificate of Designation of Amarantus Bioscience, Inc. – Series B Convertible Preferred Stock filed April 2, 2013

99.1	Press Release of Amarantus Bioscience, Inc. dated April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE, INC.

Date: April 4, 2013	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer